Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
OF
NEON COMMUNICATIONS GROUP, INC.
WITH AND INTO
GLOBIX CORPORATION

The undersigned corporation does hereby certify that:

1.	Globix Corporation, a Delaware corporation ("Globix"), is the owner of all of the outstanding shares of capital stock of NEON Communications Group, Inc., a Delaware corporation ("NCGI").

2.	Globix and NCGI are hereby merged, so that the surviving corporation of the merger contemplated hereby is Globix.

3.	The merged corporation is NCGI.

4.	The name of the surviving corporation is changed to NEON Communications Group, Inc.

5.

The merger was approved by the written consent of the Directors of Globix in accordance with Sections 141(f) and 253 of the Delaware General Corporation Law as of February 9, 2007, a copy of which resolutions is attached hereto as Exhibit A.

6.	This Certificate shall be effective as of February 27, 2007.

             IN WITNESS WHEREOF, the undersigned has executed this Certificate of Ownership and Merger as of February 21st, 2007.

GLOBIX CORPORATION

By:	/s/ Gene M. Bauer
Gene M. Bauer
Senior Vice President & Secretary

EXHIBIT A

Directors' resolutions adopted as of February 9, 2007

            WHEREAS, the Corporation intends to form a new wholly-owned subsidiary (the "Subsidiary"), to be named "NEON Communications Group, Inc.", or another variation of a corporate name containing the word "NEON", as may be selected or approved by the directors or officers of the Corporation;

            WHEREAS, the Corporation intends to enter into a merger (the "Proposed Merger") with the Subsidiary, whereby the Subsidiary would be merged with and into the Corporation, with the Corporation being the surviving corporation of such merger;

            WHEREAS, in connection with the Proposed Merger, the Corporation wishes to change its corporate name to that of the Subsidiary;

            WHEREAS, the Board believes that it is advisable and in the best interests of the Corporation and its stockholders to enter into the Proposed Merger and to change its corporate name to that of the Subsidiary;

IT IS HEREBY:

            RESOLVED that the incorporation and organization of the Subsidiary as a Delaware corporation that is wholly-owned by the Corporation are in all respects approved, ratified and confirmed; and further

            RESOLVED, that, in connection with the Proposed Merger, each and any officer of the Corporation is hereby authorized and empowered to execute and deliver a Certificate of Ownership and Merger in the name of and on behalf of the Corporation, pursuant to Sections 253 and 103 of the DGCL; and further

            RESOLVED, the Subsidiary is hereby authorized to merge with and into the Corporation, with the Corporation being the surviving corporation of such merger and changing its corporate name to that of the Subsidiary; and further

            RESOLVED, that the Corporation is hereby authorized, empowered and directed to make, execute and deliver any further certificates, documents, agreements, instruments or materials, or to make or do any further acts contemplated by any of the foregoing resolutions, documents or agreements and that any certificates, documents, agreements, instruments or materials heretofore made, executed or delivered or any acts heretofore made or done which effect the purposes of the foregoing resolutions are in all respects approved, ratified and confirmed; and further

            RESOLVED, that each and any officer of the Corporation is hereby authorized and empowered to make, execute and deliver any of the documents, agreements, materials or instruments and to do all acts contemplated by the foregoing resolutions in the name of and on behalf of the Corporation.